As filed with the Securities and Exchange Commission on April 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEARWATER ANALYTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-1043711 (I.R.S. Employer Identification No.)

777 W. Main Street Suite 900 Boise, ID (Address of Principal Executive Offices)	83702 (Zip Code)

Enfusion, Inc. 2021 Stock Option and Incentive Plan

(Full title of the plan)

Alphonse Valbrune

Chief Legal Officer

777 W. Main Street

Suite 900

Boise, ID 83702

(208) 433-1200

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Joshua N. Korff, P.C.

Ross M. Leff, P.C.

Christie W.S. Mok

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 21, 2025, pursuant to the Agreement and Plan of Merger, dated as of January 10, 2025 (the “Merger Agreement”), by and among Clearwater Analytics Holdings, Inc., a Delaware corporation (the “Company”), Poseidon Acquirer, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Acquirer”), Poseidon Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Poseidon Merger Sub II, LLC, a Delaware limited liability company and an indirect subsidiary of the Company (“Merger Sub II”), Enfusion, Inc., a Delaware corporation (“Enfusion”), and Enfusion Ltd. LLC, a Delaware limited liability company and subsidiary of Enfusion (“Enfusion Operating Company”), (i) Merger Sub II merged with and into Enfusion Operating Company (the “LLC Merger”), with Enfusion Operating Company surviving the LLC Merger as a wholly-owned subsidiary of the Company; (ii) Merger Sub merged with and into Enfusion (the “Merger”), with Enfusion surviving the Merger as an indirectly wholly-owned subsidiary of the Company (the “Surviving Corporation”); and (iii) the Surviving Corporation merged with and into Acquirer (the “Second Merger”, and together with the Merger, the “Corporate Mergers”, and the Corporate Mergers together with the LLC Merger, the “Mergers”), with Acquirer surviving the Second Merger as a wholly-owned subsidiary of the Company.

This registration statement on Form S-8 (this “registration statement”) registers the offer and sale of (i) up to 1,978,134 shares of Class A common stock, par value $0.001 per share, of the Company (the “Class A Common Stock”) issuable to holders of certain restricted stock units granted under the Enfusion 2021 Stock Option and Incentive Plan (the “Enfusion Plan”) that were converted, as described below, into restricted stock units of the Company in connection with the consummation of the Mergers; and (ii) up to 11,061,379 shares of Class A Common Stock issuable from time to time under the Enfusion Plan, which was assumed by the Company in accordance with the terms of the Merger Agreement and represents the product of the number of shares of Enfusion Class A Common Stock, par value $0.001 per share (the “Enfusion Class A Common Stock”), that remained available for issuance under the Enfusion Plan immediately prior to the consummation of the Mergers (the “Effective Time”) and the Exchange Ratio (as defined in the Merger Agreement).

At the Effective Time, each restricted stock unit granted under the Enfusion Plan that was outstanding and unvested as of immediately prior to the Effective Time (the “Unvested RSUs”) was assumed by the Company and converted into a restricted stock unit of the Company with respect to a number of shares of Class A Common Stock equal to the product (rounded up to the nearest whole share) of (i) the number of shares of Enfusion Class A Common Stock subject to the Unvested RSUs immediately prior to the Effective Time and (ii) the Exchange Ratio.

Pursuant to an exemption provided by Rule 303A.08 of the New York Stock Exchange Listed Company Manual and interpretative guidance thereunder, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, without further shareholder approval by shareholders of the listed acquiring company, provided that (i) the number of shares available for grants after such transaction is appropriately adjusted to reflect the transaction, (ii) the time during which those shares are available is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (iii) such awards are not granted to individuals who were employed by the granting company or its subsidiaries immediately prior to the time that the merger or acquisition was consummated.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 will be delivered to employees, without charge, as specified by Rule 428 under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such information is not being filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a)

Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (“Annual Report on Form 10-K”) filed with the Commission on February 26, 2025, as amended by Amendment No.  1 to the Company’s Annual Report on Form 10-K filed with the Commission on March 7, 2025;

(b)	Current Reports on Form 8-K filed with the Commission on January 13, 2025, February 27, 2025 (Item 7.01 only), March 12, 2025, March 31, 2025, April 2, 2025, April 17, 2025 and April 21, 2025; and

(c)	The description of the Company’s Class A Common Stock set forth in Exhibit 4.1 to the Annual Report on Form 10-K.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a corporation’s Board of Directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, the amended and restated bylaws of the Company provide that:

•

The Company shall indemnify its directors and officers for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Company is not obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Company’s Board of Directors or brought to enforce a right to indemnification.

•

The rights conferred in the bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Company may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The Company also maintains directors’ and officers’ insurance to insure such persons against certain liabilities.

The Company has entered into separate indemnification agreements with its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Company’s certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s certificate of incorporation and bylaws.

These indemnification provisions may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

In addition, the Company has entered into various merger agreements, registration rights agreements and underwriting agreements in connection with its acquisitions of and mergers with various companies and its financing activities under which the parties to those agreements have agreed to indemnify the Company and its directors, officers, employees and controlling persons against specified liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Clearwater Analytics Holdings, Inc. (filed with the Commission on September 28, 2021 as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference)

4.2	Amended and Restated Bylaws of Clearwater Analytics Holdings, Inc. (filed with the Commission on September 28, 2021 as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K and incorporated herein by reference)

5.1*	Opinion of Kirkland & Ellis LLP

10.1	2021 Stock Option and Incentive Plan of Enfusion, Inc., and forms of award agreements thereunder (filed with the Commission on October 12, 2021 as Exhibit 10.4 to Enfusion, Inc.’s Registration Statement on Form S-1/A (File No. 333-259635) and incorporated herein by reference).

23.1*	Consent of KPMG LLP, independent registered public accounting firm, as to Clearwater Analytics Holdings, Inc.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm, as to Enfusion, Inc.

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page of this registration statement)

107*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on April 21, 2025.

CLEARWATER ANALYTICS HOLDINGS, INC.
By:	/s/ Sandeep Sahai
Name: Sandeep Sahai
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sandeep Sahai and Jim Cox and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on April 21, 2025 in the capacities indicated.

Name	Title

/s/ Sandeep Sahai	Chief Executive Officer (Principal Executive Officer) and Director
Sandeep Sahai

/s/ Jim Cox	Chief Financial Officer (Principal Financial and Accounting Officer)
Jim Cox

/s/ Eric J. Lee	Director and Chairman of the Board of Directors
Eric J. Lee

/s/ Jacques Aigrain	Director
Jacques Aigrain

/s/ Kathleen A. Corbet	Director
Kathleen A. Corbet

/s/ Cary J. Davis	Director
Cary J. Davis

/s/ Christopher J. Hooper	Director
Christopher J. Hooper

/s/ Lisa Jones	Director
Lisa Jones

/s/ D. Scott Mackesy	Director
D. Scott Mackesy

/s/ Jaswinder Pal Singh	Director
Jaswinder Pal Singh

/s/ Andrew Young	Director
Andrew Young